                                                                   EXHIBIT 10.78

                                February 16, 2004



Mr. John Hanson
9301 SW 92 Avenue
Apt. B405
Miami, FL  33176

Dear John:

         It is with much pleasure that we confirm your promotion to the position of Senior Vice President and Chief Financial Officer of Andrx Corporation effective February 4, 2004. In line with your promotion, the following changes have been made to the terms of your employment.

(1)      Salary:            Your base salary has been increased to $275,000
                            annually.

(2)      Target Bonus:      Your target bonus has been increased to 45% of
                            earned salary in 2004.

(3)      Stock Options:     Your annual target grant will be 30,000 shares.


(4)      Grade Level:       Your position is graded at band level 12 within the
                            Company's job band structure.

         John, I would like to take this opportunity to congratulate you on your promotion and to wish you ongoing success in your new role.

                                          Sincerely,

                                          /s/ Ian J. Watkins
                                          -------------------------------------
                                          Ian J. Watkins
                                          Senior Vice President, Human Resources





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                                                              March 14, 2003

REVISED

Mr. John Hanson
9301 SW 92nd Avenue, B405
Miami, FL  33176

Dear Mr. Hanson:

         I am very pleased to offer you a position at Andrx Corporation ("Andrx" or the "Company"), upon the following terms:

(1)      Position:          Vice President, Finance, with responsibility for
                            financial planning, controls, and policies & procedures

(2)      Reporting to:      Angelo C. Malahias, Sr. Vice President & Chief
                            Financial Officer

(3)      Annual Salary:     $210,000

(4)      Annual Car
         Allowance:         $5,000  (before tax)

(5)      Stock Options:     Non-qualified stock options to purchase 20,000
                            shares of Andrx common stock. Although the actual stock option grant, vesting schedule, and exercise price of these options will be determined by the Andrx board at their next meeting March 17, 2003, we anticipate that these options will vest annually over a four year period of time. Additional options will likely be granted annually. Your annual target option grant will be 14,000 shares.

(6)      Annual Target      You will be eligible for a target bonus of 30% of
         Bonus:             salary with a potential maximum of 45% of salary.
                            Achievement of this bonus in 2003 will be dependent on the Company meeting its 2003 revenues and net income targets as approved by the Board of Directors. In 2004, we plan to base bonuses on a combination of Company, divisional, departmental and individual performance metrics, and you will participate in the establishment of certain of those metrics.

(7)      Relocation:        Should you elect to relocate closer to Andrx's
                            offices within the one-year anniversary of your employment date, upon presentation of appropriate substantiating documentation, Andrx shall reimburse you for relocation expenses of up to $10,000. (This amount includes any gross-up for income taxes.)
                            However, if you resign before completing one full year of employment with Andrx after such final payment is made, you shall be required to repay all of that reimbursed relocation expenses to Andrx.

Mr. John Hanson
March 14, 2003
Page 2


 (8)     Termination:       During the one year period after the occurrence of a
                            "change of control," in the event that your employment is terminated by Andrx or any successor entity without "cause" or you voluntarily terminate your employment for "good reason," you shall be entitled to (i) at least one year's compensation at your then current annual salary together with one times the prior year's bonus (or Target Bonus, if termination occurred during your first year of employment) and (ii) the immediate vesting of that portion of the foregoing Andrx stock options that would have otherwise vested in the next 24 months.

                            For the foregoing purposes, (i) a change of control shall be deemed to have occurred if there occurs a "change of control" as defined in Rule 12 b-2 promulgated under the Securities Exchange Act of 1934; (ii) "cause" shall mean (a) the commission of a criminal act by you or gross negligence, gross malfeasance, gross misfeasance or gross misconduct by you in the performance of your job, (b) actions by you which cause Andrx`s reputation or image to materially suffer, (c) a breach by you of your Confidentiality Agreement, or (d) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee's employment; (iii) "good reason" shall mean any decrease in your salary without "cause" or any material change in your job responsibilities without "cause."

 (9)     Benefits:          Andrx maintains a 401(k) plan and makes a matching
                            contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws. Andrx also maintains group medical
                            (HMO or POS), dental and life insurance plans for all of its full-time employees and their families.
                            As a member of our professional team, you and your family will be entitled to immediately participate
                            (beginning the first day of the month after you begin work) in our medical insurance plan. These and other benefits you will receive as an Andrx employee are described in the enclosed materials.

                            The Company will also pay reasonable costs associated with the continuing education requirements of keeping your professional designation up to date including professional fees.

(10)     Vacation:          2 weeks per year

(11)     Report Date:       As soon as possible


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Mr. John Hanson
March 14, 2003
Page 3



         This offer of employment assumes that your employment by Andrx and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party and such assumption is a condition of your employment. Moreover, as your position will give you access to information that Andrx keeps confidential, your execution of the enclosed Confidentiality Agreement we have agreed upon will also be a condition of your employment.

         Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-585-1888) or by mail.

         Should you accept our position, I am sure that you will find the environment here at Andrx both stimulating and rewarding. We look forward to your joining us. Should you have any questions, please feel free to call Angelo
C. Malahias or me.

                                                 Sincerely,

                                                 /s/ Ronald D. Norris
                                                 ------------------------------
                                                 Ronald D. Norris
                                                 Director of Human Resources

AGREED TO AND ACCEPTED ON
THIS 31st DAY OF March, 2003

/s/ JOHN HANSON
----------------------------
John Hanson



cc: Angelo C. Malahias